Exhibit 10.1

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of June 17, 2019 (the “Agreement”), by and among GOPHER PROTOCOL INC., a Nevada corporation (“Parent”), ALTCORP TRADING LLC, a Costa Rican corporation and a wholly owned subsidiary of the Parent to be formed (“Purchaser”), GBT TECHNOLOGIES, S.A., a Costa Rican corporation, (the “Company”), and Pablo Bernabe Gonzalez – individual for the benefit of Company in formation in his control (the “Sellers”).

WITNESSETH

WHEREAS, the Company is in the business of the strategic management of BPO (Business Process Outsourcing) digital communications processing for enterprises and startups; distributed ledger technology development, AI development and fintech software development and applications;

WHEREAS, the Seller desires to sell to Purchaser and the Purchaser desires to purchase from the Seller, 25% of the outstanding securities of the Company in exchange for shares of common stock and Series H Convertible Preferred Stock of the Purchaser and upon the terms and conditions hereinafter set forth;

WHEREAS, certain terms used in this Agreement are defined in Article 1; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article 1.
DEFINITIONS AND INTERPRETATION

1.1  Definitions. As used in this Agreement, the following terms when capitalized in this Agreement shall have the following meanings:

(a)	“Affiliates" shall mean, with respect to any Person, any and all other Persons that control, are controlled by, or are under common control with, such Person. For purposes of the foregoing, "control" of a Person shall mean direct or indirect ownership of 50% or more of the securities or other interests of such Person having by their terms ordinary voting power to elect or appoint a majority of the board of directors or others performing similar functions with respect to such Person.
(b)	“Acquisition” means the Acquisition, at the Closing, of the Company by Purchaser pursuant to this Agreement;
(c)	“Acquisition Securities” means the (A) 20,000 shares of Series H Convertible Preferred Stock of the Parent (the “Preferred Acquisition Securities”) the rights and preferences of which will be set forth in the Certificate of Designation attached hereto as Exhibit A to be issued to the Sellers at Closing pursuant to the terms of the Acquisition; (B) a Convertible Note in the principal amount of $10,000,000 issued by the Parent attached hereto as Exhibit B (the “Convertible Note”); (C) that certain Promissory Note payable by Gopher Protocol Costa Rica Sociedad De Responsabilidad Limitada to the Purchaser in the principal amount of $5,000,000 dated February 6, 2019 attached hereto as Exhibit C (the “Costa Rica Note”); and (D) 60,000,000 restricted shares of common stock of Mobiquity Technologies, Inc. (the “MOBQ Shares”).

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(d)	"Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close;
(e)	“Closing Date” means the day on which all conditions precedent to the completion of the transactions contemplated hereby have been satisfied or waived;
(f)	"Contract" shall mean an agreement, written or oral, between the Company and any other Person which obligates either the Company or such other Person to do or not to do a particular thing.
(g)	"Environmental Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under (a) any Environmental Law and consisting of or relating to (i) any environmental matters or conditions (including on-site or off-site contamination and environmental regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, out-of-pocket damages and necessary and required response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; (iii) financial responsibility under Environmental Law for clean-up costs or corrective action, including any necessary and required investigation, clean-up, removal, containment, or other remediation or response actions required by Environmental Law and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law; or (b) any common law causes of action, including, but not limited to, negligence, trespass or nuisance, based on violation by the Company of Environmental Laws, releases by the Company of Hazardous Materials or actions or omissions by the Company that expose others to Hazardous Materials. The terms "removal," "remedial," "response action", and "release" shall have the meanings provided for such terms under, and shall include the types of activities covered by, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").
(h)	"Environmental Laws" shall mean all federal, state and local Laws relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, as amended, CERCLA, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Toxic Substances Control Act, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state Laws implementing the foregoing federal Laws, and all other Laws relating to or regulating (i) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB's), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Materials or wastes (collectively, the "Polluting Substances"), (ii) the generation, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances, or (iii) environmental conservation or protection. References in this Agreement to Environmental Laws existing or in effect as of a particular date shall include written administrative interpretations and policies then existing or in effect.

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(i)	"Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consent or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.
(j)	"Governmental or Regulatory Authority" shall mean any federal, state, regional, municipal or local court, legislative, executive, Native American or regulatory authority or agency, board, commission, department or subdivision thereof.
(k)	"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Company’s facilities or any part thereof into the environment.
(l)	"Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is, or that is likely to become, friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), or (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law.
(m)	"Indemnified Party" means any Person entitled to indemnification under any provision of Article 9.
(n)	"Indemnifying Party" means any Person obligated to provide indemnification under any provision of Article 9.
(o)	"Law" shall mean any federal, state, county, or local laws, statutes, regulations, rules, codes, ordinances, orders, decrees, judgments or injunctions enacted, adopted, issued or promulgated by any Governmental or Regulatory Authority, from time to time.
(p)	"Lien" shall mean any mortgage, deed of trust, pledge, lien, claim, security interest, covenant, restriction, easement, preemptive right, or any other encumbrance or charge of any kind.

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(q)	“Material Adverse Effect” shall mean any material adverse effect on the business or financial condition of the Company;
(r)	“Order” shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
(s)	“Place of Closing” means the offices of the Purchaser, or such other place as Purchaser and the Sellers may mutually agree upon;
(t)	"Permitted Lien" shall mean: (a) liens created under any Lease, except any lien arising as a result of any failure to timely make any payment or failure to perform any other obligation or other default under such Lease; (b) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) mechanics, materialmen's, landlords', carriers', warehousemen's, and other liens imposed by law incurred in the ordinary course of business; (d) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property and third party easements, rights of way, leases or similar matters that are recorded in the county records where the effected property is located and do not prohibit the use of the property as currently used; (e) the absence of executed rights of way or easements, or a defect in any executed right of way or easement, where such rights have been or can be otherwise obtained through a proceeding under prescription or other operation of law; (f) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (g) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of the Company's business and made, created or arising prior to the Closing Date; (h) leases or subleases granted by or to others; and (i) precautionary Uniform Commercial Code financing statements regarding operating leases which leases are either disclosed pursuant to Article 3 hereof or no longer in effect.
(u)	"Person" shall mean an individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity or Governmental or Regulatory Authority.
(v)	“Shares” means 625,000 of the issued and outstanding shares of common stock of the Company as defined in Section 3.3 representing 25.0% of the issuance and outstanding shares of common stock of the Company, which has 2,500,000 shares of common stock outstanding.
(w)	"Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, sales, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental or Regulatory Authority, whether computed on a separate, consolidated, unitary, combined or other basis, and in each case such term shall include any interest, penalties, or additions to tax attributable thereto.
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(x)	"Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and including any return of an affiliated, combined or unitary group.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

1.2  Captions and Section Numbers. The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3  Section References and Schedules. Any reference to a particular “Article”, “Section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by number will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

1.4  Severability of Clauses. If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

Article 2.
THE ACQUISITION

2.1  The Acquisition. Subject to the terms and conditions set forth in this Agreement and in reliance on the representations, warranties, covenants and conditions herein contained, the Seller hereby agrees to sell, assign and deliver to Purchaser the Shares in exchange for the Acquisition Securities on the Closing Date as set forth on Exhibit D and to transfer to Purchaser on the Closing Date a undivided interest in and to the Shares free from all liens, mortgages, charges, pledges, encumbrances or other burdens (other than those that may arise under federal or state securities laws restricting the right to sell or transfer the Shares) with all rights now or thereafter attached thereto.

2.2  Purchase Price; Allocation. The purchase price for the purchase of the Shares shall be the Acquisition Securities.

2.3  Adherence with Applicable Securities Laws. The Seller agree that he is acquiring the Acquisition Securities for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Securities issued to him (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”) directly or indirectly unless:

(a)	the sale is to Purchaser;
(b)	the sale is made pursuant to the exemption from registration under the Securities Act, provided by Rule 144 thereunder; or
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(c)	the Acquisition Securities are sold in a transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by Purchaser.

The Seller acknowledges that the certificates representing the Acquisition Securities shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT

BE SOLD, OFFERED FOR SALE, PLEDGED,

HYPOTHECATED OR OTHERWISE TRANSFERRED IN

THE ABSENCE OF A REGISTRATION STATEMENT WITH

RESPECT TO THE SECURITIES UNDER SUCH ACT AND

THE OPINION OF COUNSEL REASONABLY

SATISFACTORY TO THE COMPANY THAT SUCH

REGISTRATION IS NOT REQUIRED OR UNLESS SOLD

PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.

2.4  Closing. The parties hereto shall use their best efforts to close the transactions contemplated by this Agreement (the “Closing”), by June 17, 2019.

Article 3.
REPESENTATIONS AND WARRANTIES OF THE COMPANY and SELLER

The Company and Seller hereby jointly and severally represent and warrant to Purchaser, that:

3.1  Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Costa Rica, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on the business as currently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Company, or the conduct of the Company’s business makes it necessary for the Company to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business or operations of the Company.

3.2  Authorization of Agreement. The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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3.3  Capitalization. The authorized capital stock of the Company consists of 2,500,000 shares of common stock, $0.01 par value, 2,500,000 shares of which are issued and outstanding (the “Shares”). All of the Shares are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of or other equity interests in the Company. There is no personal liability, and there are no preemptive rights with regard to the capital stock of the Company, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of the Company to (A) repurchase, redeem or otherwise acquire any shares of the shares of the Company (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of the Company, or (D) issue or distribute to holders of any of the capital stock of the Company any evidences of indebtedness or assets of the Company. All of the outstanding securities of the Company have been issued and sold by the Company in full compliance in all material respects with applicable federal and state securities laws.

3.4  Corporate Records.

(a)	The Sellers and the Company have delivered to the Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company.
(b)	The minute books of the Company previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

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3.5  Conflicts; Consents of Third Parties.

(a)	None of the execution and delivery by the Company or the Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or any Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws or comparable organizational documents of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Company is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company or any subsidiary of the Company except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.
(b)	No consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental or Regulatory Authority is required on the part of any Seller, the Company in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by each Seller or the Company as the case may be, with any of the provisions hereof or thereof.

3.6  Financial Statements.

(a)	The Purchaser has reviewed copies of the audited balance sheets of the Company as at December 31, 2018 and the related audited (by Deloitte) statements of income and of cash flows of the Company for the year then ended and the copies of the unaudited balance sheets of the Company as at March 31, 2019 and the related unaudited statements of income and of cash flows of the Company for the years then ended (the “Company Financial Statements”). Each of the Company Financial Statements is complete and correct in all material respects, has been prepared in accordance with IFRS that been converted into US GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated.
(b)	For the purposes hereof, the audited balance sheet of the Company as at December 31, 2018 is referred to as the "Company Balance Sheet" and December 31, 2018 is referred to as the “Company Balance Sheet Date”.

3.7  No Undisclosed Liabilities. Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Company Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Company Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date.

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3.8  Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Company Balance Sheet Date:

(i)	there has not been any material adverse change nor has there occurred any event which is reasonably likely to result in a material adverse change;
(ii)	there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $250,000 for any single loss or $1,000,000 for all such losses;
(iii)	there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;
(iv)	there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;
(v)	the Company has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;
(vi)	the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any Affiliate of the Seller;
(vii)	the Company has not mortgaged, pledged or subjected to any Lien, any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;
(viii)	the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;
(ix)	the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;
(x)	the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 individually or $1,000,000 in the aggregate;
(xi)	the Company has not instituted or settled any material legal proceeding; and
(xii)	the Company has not agreed to do anything set forth in this Section 4.9.

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3.9  Taxes.

(a)	(A) all Tax Returns required to be filed by or on behalf of the Company have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Company or in respect of its income, assets or operations have been fully and timely paid, and (C) the Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.
(b)	The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

3.10     Real Property. The Company does not own any real property.

3.11     Patriot Act. The Company certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that the Seller seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company has, and this Agreement will not, cause the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

ARTICLE 3A

REPESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, on his behalf only, represents and warrants to Purchaser, that:

3A.1 Ownership and Transfer of Shares. The Seller is the record and beneficial owner of the Shares indicated as being owned by such Seller on Exhibit D, free and clear of any and all Liens. The Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

3A.2 Investors. The Seller represents and warrants to Purchaser that he is an “accredited investor” as such term is defined under the Securities Act of 1933, as amended.

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Article 4.
REPRESENTATIONS AND WARRANTIES OF THE PARENT

Purchaser represents and warrants to the Company and the Seller, that:

4.1  Organization and Good Standing.

The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on the business as currently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Parent, or the conduct of the Parent’s business makes it necessary for the Parent to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business or operations of the Parent.

4.2  Authorization of Agreement.

The Parent has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent in connection with the consummation of the transactions contemplated hereby and thereby (the "Parent Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent of this Agreement and each Parent Document have been duly authorized by all necessary corporate action on behalf of the Parent. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by the Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3  Capitalization.

The authorized capital stock of the Parent is as set forth in its filings with the Securities and Exchange Commission (the “SEC Filings”). All of the shares of the Parent are duly authorized, validly issued, fully paid and nonassessable. There is no personal liability, and there are no preemptive rights with regard to the capital stock of the Parent, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. There are no outstanding contractual obligations or other commitments or arrangements of the Parent to (A) repurchase, redeem or otherwise acquire any shares of the Shares (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of the Parent, or (D) issue or distribute to holders of any of the capital stock of the Parent any evidences of indebtedness or assets of the Parent. All of the outstanding securities of the Parent have been issued and sold by the Parent in full compliance in all material respects with applicable federal and state securities laws.

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4.4  Subsidiaries. The Parent’s subsidiaries are set forth in the SEC Filings.

4.5  Corporate Records.

(a)	The Parent has delivered to the Company true, correct and complete copies of the articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Parent.
(b)	The minute books of the Parent previously made available to the Seller contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Parent to the best of the Parent’s knowledge. The stock certificate books and stock transfer ledgers of the Parent previously made available to the Seller are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Parent prior to the date hereof have been paid and appropriate transfer tax stamps affixed to the best of the Parent’s knowledge.

4.6  Intentionally Left Blank.

4.7  Financial Statements.

(a)	The Seller has reviewed copies of the audited balance sheets of the Parent as at December 31, 2018 and 2017 and the related audited statements of income and of cash flows of the Parent for the years then ended and the copies of the unaudited balance sheets of the Parent as at December 31, 2018 and the related unaudited statements of income and of cash flows of the Parent for the years then ended (the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Parent without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of the Parent as at the dates and for the periods indicated.
(b)	For the purposes hereof, the audited balance sheet of the Parent as at December 31, 2018 is referred to as the "Balance Sheet" and December 31, 2018 is referred to as the “Balance Sheet Date”.

4.8  No Undisclosed Liabilities. Parent has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

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4.9  Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date:

(i)	there has not been any material adverse change nor has there occurred any event which is reasonably likely to result in a material adverse change;
(ii)	there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Parent having a replacement cost of more than $250,000 for any single loss or $1,000,000 for all such losses;
(iii)	there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Parent or any repurchase, redemption or other acquisition by the Parent of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Parent;
(iv)	the Parent has not awarded or paid any bonuses to employees of the Parent except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Parent's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Parent);
(v)	there has not been any change by the Parent in accounting or Tax reporting principles, methods or policies;
(vi)	the Parent has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;
(vii)	the Parent has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any Affiliate of any Seller;
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(viii)	the Parent has not mortgaged, pledged or subjected to any Lien, any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Parent, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;
(ix)	the Parent has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Parent;
(x)	the Parent has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Parent;
(xi)	the Parent has not made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 individually or $1,000,000 in the aggregate;
(xii)	the Parent has not instituted or settled any material legal proceeding; and
(xiii)	the Parent has not agreed to do anything set forth in this Section 4.9.

4.10     Taxes.

(a)      (A) all Tax Returns required to be filed by or on behalf of the Parent have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Parent or in respect of its income, assets or operations have been fully and timely paid, and (C) the Parent has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b)     The Parent has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

4.11     Real Property. The Parent does not own any real property.

4.12     Patriot Act. The Parent certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Parent hereby acknowledges that the Seller seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Parent hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Parent has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Parent has, and this Agreement will not, cause the Parent to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

4.13     Trading Status. Parent’s common stock is traded on the OTC Pink, under the trading symbol “GOPH”. Parent has at least one market maker. As of the Closing, Parent’s Common Stock will be listed for trading on the OTC Pink with at least one market maker.

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4.14     Reporting Status. Parent is a reporting issuer under Section 12(g) of the Securities Exchange Act of 1934 (the “’34 Act”). Parent is now, and as of the Closing will be, current in its filings and will have filed all of the filings required to have been made in the previous twelve months.

4.15     Investment Intention. Parent is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Parent understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.16     Acquisition Securities. The Acquisition Securities issuable or assignment pursuant to the purchase price, when issued or assigned, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any Liens, except that such Acquisition Securities will be "restricted securities", as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act, and will be subject to restrictions on transfers pursuant to such rules and regulations.

Article 5.
COVENANTS

5.1  Access to Information.

The Company agrees that, prior to the Closing Date, the Parent shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully therein. No investigation by the Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers or the Company contained in this Agreement or the Sellers Documents. In order that the Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

5.2  Conduct of the Business Pending the Closing.

(a)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Parent, the Sellers shall, and shall cause the Company to:
(i)	conduct the businesses of the Company only in the ordinary course consistent with past practice;
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(ii)	use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;
(iii)	maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
(iv)	(A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and
(v)	comply in all material respects with applicable laws, including, without limitation, Environmental Laws.
(b)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Company, the Parent shall not:
(i)	declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Parent or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Parent;
(ii)	transfer, issue, sell or dispose of any shares of capital stock or other securities of the Parent or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Parent;
(iii)	effect any recapitalization, reclassification, stock split or like change in the capitalization of the Parent;
(iv)	amend the certificate of incorporation or by-laws of the Parent;
(v)	(A) materially increase the annual level of compensation of any employee of the Parent, (B) increase the annual level of compensation payable or to become payable by the Parent to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Parent or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Parent is a party or involving a director, officer or employee of the Parent in his or her capacity as a director, officer or employee of the Parent;
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(vi)	subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Parent;
(vii)	acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Parent;
(viii)	cancel or compromise any debt or claim or waive or release any material right of the Parent except in the ordinary course of business;
(ix)	enter into any commitment for capital expenditures of the Parent;
(x)	enter into, modify or terminate any labor or collective bargaining agreement of the Parent or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Parent;
(xi)	permit the Parent to enter into any transaction or to make or enter into any Contract;
(xii)	permit the Parent to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;
(xiii)	permit the Parent to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate; or
(xiv)	agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Parent in this Agreement untrue or incorrect in any material respect.

5.3  Consents. The Company shall use its best efforts, and the Parent shall cooperate with the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement.

5.4  Other Actions. The Company and the Parent shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Article 6.
CONDITIONS TO CLOSING

6.1  Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

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(a)	all representations and warranties of the Company, the GBT Majority Shareholder and the Seller contained herein shall be true and correct as of the date hereof and as of the Closing Date;
(b)	all representations and warranties of the Company, the GBT Majority Shareholder and the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;
(c)	the Company, the GBT Majority Shareholder and the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;
(d)	the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Chief Executive Officer and Chief Financial Officer of the Company certifying as to the fulfillment of the conditions specified in Sections 6.1(a), 6.2(b) and 6.2(c) hereof;
(e)	there shall not have been or occurred any material adverse change in the business or operations of the Company;
(f)	the Seller shall have obtained all consents and waivers referred to in Section 3.5(b) there are none hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents; and
(g)	no legal proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Company or any of its Subsidiaries, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

6.2  Conditions Precedent to Obligations of the Seller.

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Parent and Purchaser contained herein shall be true and correct as of the date hereof and as of the Closing Date;
(b)	all representations and warranties of the Parent and Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

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(c)	the Parent and Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
(d)	the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) hereof;
(e)	there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and
(f)	the Seller shall have obtained all consents and waivers referred to in Section 4.6(b) hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;
(g)

Article 7.
termination

7.1  Material Change in the Business of Company. Simultaneous execution and closing, if any material loss or damage to the Company Business occurs prior to Closing and such loss or damage, in Purchaser' reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Purchaser shall, within two (2) days following any such loss or damage, by notice in writing to Company, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or
(b)	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Purchaser' obligations to carry out the transactions contemplated hereby, be vested in Company or otherwise adequately secured to the satisfaction of Purchaser on or before the Closing Date.

7.2  Material Change in the Purchaser Business. If any material loss or damage to the Purchaser Business occurs prior to Closing and such loss or damage, in Company's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Company shall, within two (2) days following any such loss or damage, by notice in writing to Purchaser, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or
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(b)	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Company's obligations to carry out the transactions contemplated hereby, be vested in Purchaser or otherwise adequately secured to the satisfaction of Company on or before the Closing Date.

Article 8.

DOCUMENTS TO BE DELIVERED

8.1  Documents to be Delivered by the Company.

At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(a)	copies of all consents and waivers referred to in Section 6.1(f) hereof;
(b)	certificates of good standing with respect to the Company issued by the government of Costa Rica; and
(c)	such other documents as the Purchaser shall reasonably request.

8.2  Documents to be Delivered by the Purchaser.

At the Closing, the Parent and the Purchaser shall deliver to the Sellers the following:

(a)	certificates representing the Preferred Acquisition Securities;
(b)	the Convertible Note;
(c)	the Costa Rica Note and any related assignment documentation; and
(d)	the MOBQ Shares and any related assignment documentation (such as stock power).

(e) the certificates referred to in Section 6.2(d) hereof;

(f) copies of all consents and waivers referred to in Section 6.1(f) hereof;

(g) certificates of good standing with respect to the Purchaser issued by the Secretary of the State of the Nevada; and

(h) such other documents as the Sellers shall reasonably request.

Article 9.
INDEMNIFICATION

9.1  Indemnification.

(a)	Subject to Section 9.2 hereof, the Sellers hereby agree to indemnify and hold the Purchaser and their respective directors, officers, employees, Affiliates, agents, representatives, heirs, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

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(i)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Article 3 or Article 3A hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Sellers or the Company pursuant to this Agreement, to be true and correct in all respects as of the date made;
(ii)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers or the Company under this Agreement or any Sellers Document;
(iii)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from any act or omission of the Company or the Sellers; and
(iv)	any and all expenses incident to the foregoing.
(b)	Subject to Section 9.2, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the "Sellers Indemnified Parties") harmless from and against:
(i)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;
(ii)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement; and
(iii)	any and all Expenses incident to the foregoing.

9.2  Intentionally omitted

9.3  Indemnification Procedures.

(a)	In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof, the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnified Party defends any Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the Expenses of defending such Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

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(b)	After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within 10 business days after the date of such notice.
(c)	The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

Article 10.
POST-CLOSING MATTERS

10.1     Within four business day of the Closing, Purchaser and the Company agree to use all their best efforts to:

(a)	issue a news release reporting the Closing;
(b)	file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement with audited financial statements of Company as well as any required pro forma financial information or other information of Company and Purchaser as required by the rules and regulations of the Securities and Exchange Commission.

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10.3       Board Appointments. Following the Closing, the Purchaser shall take all required steps to establish a Board of Directors with nine (9) members and appoint two (2) nominees of the Sellers to the Board of Directors.

10.4 Reverse Stock Split. Following the Closing, the Purchaser may commence the process of reverse splitting the shares of common stock at a ratio of up to 1:200 or more as approved by the Board of Directors of the Purchaser. The process may include the Purchaser name change, as well as it’s transfer agent.

Article 11.
GENERAL PROVISIONS

11.1     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Purchaser to:

2500 Broadway F-125

Santa Monica, California 90404

If to Company or Sellers to:

EBC Building, 9th fl Escazu, San Jose 10203

Costa Rica

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt, and (iii) if delivered by courier to the address as provided for in this Section, be deemed given on the earlier of the second Business Day following the date sent by such courier or upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

11.2     Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

11.3     Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.4     Specific Performance. The Sellers acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including, without limitation, the Sellers's obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

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11.5     Further Assurances. The Sellers, the Company and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.6     Submission to Jurisdiction; Consent to Service of Process.

(a)	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the City of Los Angeles, State of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)	Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.1.

11.7     Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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11.9     Headings. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

11.10 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.12 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

The Parent:

GOPHER PROTOCOL INC.

By: _______________________

Name: Mansour Khatib

Title: CMO, Secretary & Director

The Purchaser:

ALTCORP TRADING LLC

By: _____________________

Name: Hernan Velasco Sasso

Title: Manager

The Company: –

GBT TECHNOLOGIES, S.A.

By: _____________________

Name: Salomon Ocon

Title: COO and Director

The Seller (Owner of 625,000 of the Company)

 ______________________________________

Pablo Bernabe Gonzalez (individual for the

benefit of Company in formation in his control)

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EXHIBIT D

Name	Shares	Number of Acquisition Preferred Shares	Convertible Note (Principal)	Costa Rica Note (Principal)	MOBQ Shares
Pablo Gonzalez	625,000	20,000	$10,000,000-	$5,000,000	60,000,000

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